Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in the Registration Statement Nos. 333-64316, 333-83723, 333-59667 and 333-33095 of National Mercantile Bancorp on Forms S-8 of our report, dated March 1, 2001, on the financial statements of South Bay Bank as of and for the year ended December 31, 2000, appearing in this Form 8-K/A, dated December 14, 2001, of National Mercantile Bancorp.

/s/  McGladrey & Pullen, LLP

Anaheim, California

April 4, 2002

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